Exhibit (8)(d)

EXHIBIT A

The Fund desires to retain the Transfer Agent to serve as the Fund’s transfer agent, registrar and dividend disbursing agent with respect to each class of shares, par value $.001 per share, of the Portfolios listed below and the Transfer Agent is willing to furnish such services.

PORTFOLIOS

BlackRock Aggressive Growth Prepared Portfolio
BlackRock Core Bond Portfolio
BlackRock Conservative Prepared Portfolio
BlackRock Emerging Market Local Debt Portfolio
BlackRock Floating Rate Income Portfolio
BlackRock Global Dividend Income Portfolio
BlackRock GNMA Portfolio
BlackRock Growth Prepared Portfolio
BlackRock High Yield Bond Portfolio
BlackRock Inflation Protected Bond Portfolio
BlackRock International Bond Portfolio
BlackRock Investment Grade Bond Portfolio
BlackRock Low Duration Bond Portfolio
BlackRock Moderate Prepared Portfolio
BlackRock Multi-Asset Income Portfolio
BlackRock Secured Credit Portfolio
BlackRock Strategic Income Opportunities Portfolio
BlackRock U.S. Government Bond Portfolio
LifePath® Active 2015 Portfolio
LifePath® Active 2020 Portfolio
LifePath® Active 2025 Portfolio
LifePath® Active 2030 Portfolio
LifePath® Active 2035 Portfolio
LifePath® Active 2040 Portfolio
LifePath® Active 2045 Portfolio
LifePath® Active 2050 Portfolio
LifePath® Active 2055 Portfolio

Release. “BlackRock Funds II” and “Trustees of BlackRock Funds II” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

Agreed to and accepted as of July     , 2013.

BlackRock Funds II

By:
Name:
Title:

BNY Mellon Investment Servicing (US) Inc.

By:
Name:
Title: